Comdisco, Inc. and Subsidiaries
Exhibit 11

COMPUTATION OF EARNINGS  PER COMMON SHARE
(in millions except per share data)

Average shares used in computing net earnings per common and common equivalent share were as follows:


                                         Three Months     Nine Months
                                             ended          ended
                                            June 30        June 30
                                         ------------   -------------
                                         1995    1994    1995    1994
                                         ----    ----   -----   -----



Average shares outstanding ...........     35      38      36      39

Effect of dilutive options ...........      2      --       1      --
                                         ----    ----   -----   -----

   Total .............................     37      38      37      39
                                         ====    ====   =====   =====

Net earnings  to
    common stockholders ..............   $ 24    $ 22   $  71   $  65
                                         ====    ====   =====   =====

Net earnings  per common and
    common equivalent share..........    $.66    $.57   $1.92   $1.66
                                         ====    ====   =====   =====